Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to Registration Statement of Wytec International, Inc. on Form S-1 of our report dated April 6, 2022 with respect to our audits of the financial statements of Wytec International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Wytec International, Inc.’s ability to continue as a going concern) as of December 31, 2021 and December 31, 2020 and for the years then ended, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs LLP

El Segundo, CA

April 20, 2022